Exhibit 99.1

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenues(1)	$5,198	$5,017

Costs and expenses
Cost of revenues	4,780	4,536
Selling, general and administrative	391	409
Restructuring and other(2)	(8)	48

Total costs and expenses	5,163	4,993

Operating income	35	24

Other income (expense)	(74)	(60)

Loss from continuing operations before income taxes	(39)	(36)

Income tax benefit	(1)	(13)

Loss from continuing operations	(38)	(23)
Income from discontinued operations, net of income taxes(3)	26	24

Income (loss) before cumulative effect of changes in accounting principles	(12)	1
Cumulative effect on prior years of changes in accounting principles, net of income taxes(4)	—	(1,432)

Net loss	$(12)	$(1,431)

Basic earnings per share of common stock(5)
Loss from continuing operations	$(0.07)	$(0.05)
Income from discontinued operations	0.05	0.05
Cumulative effect on prior years of changes in accounting principles	—	(3.00)

Net loss	$(0.02)	$(3.00)

Diluted earnings per share of common stock(5)
Loss from continuing operations	$(0.07)	$(0.05)
Income from discontinued operations	0.05	0.05
Cumulative effect on prior years of changes in accounting principles	—	(3.00)

Net loss	$(0.02)	$(3.00)

Weighted average number of shares outstanding
Basic	482	477

Diluted	482	477

Cash dividends per share	$0.15	$0.15

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.	Revenues from base (non-GM) clients were $4,695 million and $4,451 million for the three months ended March 31, 2004 and 2003, respectively. Revenues from GM and its affiliates were $503 million and $566 million for the three months ended March 31, 2004 and 2003, respectively.

2.	Restructuring and other for the three months ended March 31, 2004 relates to the Company’s 2003 initiative to reduce its costs, streamline its organizational structure and exit certain operating activities. Restructuring and other in 2004 also includes a pretax gain of $65 million related to the sale of the Automotive Retail Group. Restructuring and other for the three months ended March 31, 2003 represents a one-time severance charge related to the Company’s former Chairman and Chief Executive Officer. The severance charge is comprised of a $12 million cash payment, a non-cash charge of $16 million associated with previously deferred compensation for 344,000 restricted stock units (having a fair market value of $5 million at termination of employment) and retirement benefits with a present value of $20 million.

3.	Income from discontinued operations for the three months ended March 31, 2004 represents the net results of UGS PLM Solutions which was held for sale at March 31, 2004. Income from discontinued operations for the three months ended March 31, 2003 includes the net results of UGS PLM Solutions, the Technology Solutions business sold during the fourth quarter of 2003 and the subscription fulfillment business sold during the second quarter of 2003.

4.	During the third quarter of 2003, the Company changed its accounting for multiple-element service contracts as a result of its adoption of the provisions of Emerging Issues Task Force (“EITF”) 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, on a cumulative basis as of January 1, 2003. Generally, revenue is now recognized as it is billed, unless it is contingent on the provision of future service or otherwise earned over future periods, and costs incurred to construct IT systems for the client are deferred and amortized over the contract’s term. The cumulative effect of this accounting change on years prior to 2003 was a charge of $2.24 billion ($1.42 billion after tax) reflected in the first quarter of 2003. Results for the first two quarters of 2003 have been adjusted to reflect the retroactive adoption of the new accounting standard in those periods. During the first quarter of 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. The cumulative effect of SFAS No. 143 on years prior to 2003 was a charge of $25 million ($17 million after tax) reflected in the first quarter of 2003.

5.	Basic and diluted earnings per share of common stock were $(0.06) for the three months ended March 31, 2004 after excluding restructuring and other (see Note 2) and discontinued operations (see Note 3). Basic and diluted earnings per share of common stock were $0.02 for the three months ended March 31, 2003 after excluding restructuring and other (see Note 2), discontinued operations (see Note 3) and the cumulative effect on prior years of changes in accounting principles (see Note 4).

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$1,982	$2,197
Marketable securities	150	116
Accounts receivable, net	2,994	3,101
Prepaids and other	1,089	1,055
Deferred income taxes	310	108
Current assets held for sale	331	246

Total current assets	6,856	6,823

Property and equipment, net	2,747	2,818
Deferred contract costs, net	815	870
Investments and other assets	990	1,051
Goodwill	3,485	3,472
Other intangible assets, net	1,177	1,231
Deferred income taxes	481	722
Noncurrent assets held for sale	1,292	1,293

Total assets	$17,843	$18,280

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$505	$572
Accrued liabilities	2,908	3,244
Deferred revenue	1,115	1,079
Income taxes	71	50
Current portion of long-term debt and secured A/R facility	2,253	2,275
Current liabilities held for sale	268	253

Total current liabilities	7,120	7,473

Pension benefit liability	1,125	1,116
Long-term debt, less current portion	3,580	3,488
Minority interests and other long-term liabilities	398	480
Noncurrent liabilities held for sale	8	9
Shareholders’ equity	5,612	5,714

Total liabilities and shareholders’ equity	$17,843	$18,280

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Three Months Ended March 31,
	2004	2003
Net cash provided by operating activities(1)	$225	$317

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	12	13
Proceeds from investments and other assets	32	209
Proceeds from divested assets	85	–
Payments for purchases of property and equipment	(182)	(186)
Payments for investments and other assets	(99)	(164)
Payments for acquisitions, net of cash acquired	(50)	(1)
Payments for purchases of software and other intangibles	(103)	(47)
Payments for purchases of marketable securities	(43)	(1)
Other	6	16

Net cash used in investing activities	(342)	(161)

Cash Flows from Financing Activities
Proceeds from long-term debt and secured A/R facility	6	23
Payments on long-term debt and secured A/R facility	(6)	(86)
Net decrease in borrowings with original maturities less than 90 days	–	(76)
Payments on capital leases	(45)	(23)
Employee stock transactions	16	10
Dividends paid	(73)	(71)
Other	(7)	(8)

Net cash used in financing activities	(109)	(231)

Effect of exchange rate changes on cash and cash equivalents	11	(18)

Net decrease in cash and cash equivalents	(215)	(93)
Cash and cash equivalents at beginning of period	2,197	1,642

Cash and cash equivalents at end of period	$1,982	$1,549

(1)	Depreciation and amortization and deferred cost charges were $532 million and $472 million for the three months ended March 31, 2004 and 2003, respectively.